UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 2)

Granite Point Mortgage Trust, Inc.
(Name of Issuer)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
38741L107
(CUSIP Number)

December 31, 2021
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 38741L107	13G

1	NAMES OF REPORTING PERSONS
EJF Capital LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
137,395 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
137,395 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
137,395 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.3% (1)(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

(1)
Reflects an aggregate of 137,395 shares of common stock, par value $0.01 per share (“Common Stock”) that a managed account managed by EJF Capital LLC has the right to obtain, within 60 days, upon the conversion of $2,743,000 principal amount of 6.375% Convertible Senior Notes due October 2023 (“6.375% Convertible Notes”) held by the managed account.  See Item 4.

(2)
Based on 53,789,465 shares of Common Stock outstanding as of December 31, 2021, as reflected in the Form 8-K filed by the Issuer with the U.S. Securities and Exchange Commission (“SEC”) on February 24, 2022, together with an additional 137,395 shares of Common Stock that a managed account managed by EJF Capital LLC has the right to obtain, within 60 days, upon conversion of the 6.375% Convertible Notes held by the managed account.

CUSIP No. 38741L107	13G

1	NAMES OF REPORTING PERSONS
Emanuel J. Friedman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
137,395 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
137,395 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
137,395 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.3% (1) (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1)
Reflects an aggregate of 137,395 shares of Common Stock that a managed account managed by EJF Capital LLC has the right to obtain, within 60 days, upon the conversion of $2,743,000 principal amount of 6.375% Convertible Notes held by the managed account.  See Item 4.

(2)
Based on 53,789,465 shares of Common Stock outstanding as of December 31, 2021, as reflected in the Form 8-K filed by the Issuer with the SEC on February 24, 2022, together with an additional 137,395 shares of Common Stock that a managed account managed by EJF Capital LLC has the right to obtain, within 60 days, upon conversion of the 6.375% Convertible Notes held by the managed account.

CUSIP No. 38741L107	13G

1	NAMES OF REPORTING PERSONS
EJF Debt Opportunities Master Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 38741L107	13G

1	NAMES OF REPORTING PERSONS
EJF Debt Opportunities GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 38741L107	13G

1	NAMES OF REPORTING PERSONS
EJF Debt Opportunities Master Fund II, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 38741L107	13G

1	NAMES OF REPORTING PERSONS
EJF Debt Opportunities II GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 38741L107	13G

1	NAMES OF REPORTING PERSONS
EJF Tactical Opportunities Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 38741L107	13G

1	NAMES OF REPORTING PERSONS
EJF Tactical Opportunities GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 38741L107	13G

1	NAMES OF REPORTING PERSONS
EJF Funding Designated Activity Company

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ireland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 38741L107	13G

1	NAMES OF REPORTING PERSONS
EJF European Financial Fund

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ireland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

Item 1. (a)	Name of Issuer

Granite Point Mortgage Trust, Inc.

Item 1. (b)	Address of Issuer’s Principal Executive Offices

3 Bryant Park, Suite 2400A
New York, New York  10036

Item 2. (a)	Name of Person Filing

This Amendment No. 2 to Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”)*:

(i)	EJF Capital LLC;
(ii)	Emanuel J. Friedman;
(iii)	EJF Debt Opportunities Master Fund, L.P. (the “Debt Fund”);
(iv)	EJF Debt Opportunities GP, LLC;
(v)	EJF Debt Opportunities Master Fund II, LP (the “Debt Fund II”);
(vi)	EJF Debt Opportunities II GP, LLC;
(vii)	EJF Tactical Opportunities Fund LP (the “Tactical Fund”);
(viii)	EJF Tactical Opportunities GP LLC;
(ix)	EJF Funding Designated Activity Company (“Funding DAC”); and
(x)	EJF European Financial Fund (“Euro Fins”).

*Attached as Exhibit A is a copy of an agreement among the Reporting Persons that this Amendment No. 2 to Schedule 13G is being filed on behalf of each of them.

Item 2. (b)	Address of Principal Business Office or, if None, Residence

The address of the principal business office of each Reporting Person is:

2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

Item 2. (c)	Citizenship

See Item 4 of the attached cover pages.
Item 2. (d)	Title of Class of Securities

Common Stock, par value $0.01 per share (“Common Stock”)

Item 2. (e)	CUSIP Number

38741L107

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
Not Applicable.

Item 4.	Ownership
(a)	Amount beneficially owned:

See Item 9 of the attached cover pages.

(b)	Percent of class:

See Item 11 of the attached cover pages.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See Item 5 of the attached cover pages.

(ii) Shared power to vote or to direct the vote:

See Item 6 of the attached cover pages.

(iii) Sole power to dispose or to direct the disposition:

See Item 7 of the attached cover pages.

(iv) Shared power to dispose or to direct the disposition:

See Item 8 of the attached cover pages.

The Debt Fund is the record owner of the number of shares of Common Stock shown on Item 9 of its respective cover page.

The Debt Fund II is the record owner of the number of shares of Common Stock shown on Item 9 of its respective cover page.

The Tactical Fund is the record owner of the number of shares of Common Stock shown on Item 9 of its respective cover page.

Funding DAC is the record owner of the number of shares of Common Stock shown on Item 9 of its respective cover page.

Euro Fins is the record owner of the number of shares of Common Stock shown on Item 9 of its respective cover page.

EJF Debt Opportunities GP, LLC is the general partner of the Debt Fund and an investment manager of certain affiliates thereof and may be deemed to share beneficial ownership of the Common Stock of which the Debt Fund is the record owner.

EJF Debt Opportunities II GP, LLC is the general partner of the Debt Fund II and an investment manager of an affiliate thereof and may be deemed to share beneficial ownership of the Common Stock of which the Debt Fund II is the record owner.

EJF Tactical Opportunities GP LLC is the general partner of the Tactical Fund and may be deemed to share beneficial ownership of the Common Stock of which the Tactical Fund is the record owner.

EJF Capital LLC is the sole member of EJF Debt Opportunities GP, LLC, EJF Debt Opportunities II GP, LLC, and EJF Technical Opportunities GP, LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities may share beneficial ownership.  EJF Capital LLC is also the investment manager to EJF Funding Designated Activity Company and EJF European Financial Fund, and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities are the record owner.  EJF Capital LLC also serves as the investment manager of a managed account and may be deemed to share beneficial ownership of the 137,395 shares of Common Stock that the managed account has the right to obtain, within 60 days, upon the conversion of $2,743,000 principal amount of 6.375% Convertible Notes of which the managed account is the record owner.

Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Capital LLC may share beneficial ownership.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 25, 2022

EJF CAPITAL LLC
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EMANUEL J. FRIEDMAN
By:	/s/ Emanuel J. Friedman
	Name:	Emanuel J. Friedman

EJF DEBT OPPORTUNITIES MASTER FUND, L.P.
By: Its:	EJF DEBT OPPORTUNITIES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF DEBT OPPORTUNITIES GP, LLC
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF DEBT OPPORTUNITIES MASTER FUND II, LP
By: Its:	EJF DEBT OPPORTUNITIES II GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF DEBT OPPORTUNITIES II GP, LLC
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF TACTICAL OPPORTUNITIES FUND LP
By: Its:	EJF TACTICAL OPPORTUNITIES GP LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF TACTICAL OPPORTUNITIES GP LLC
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF FUNDING DESIGNATED ACTIVITY COMPANY
By: Its:	EJF CAPITAL LLC Manager
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF EUROPEAN FINANCIAL FUND
By: Its:	EJF CAPITAL LLC Manager
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EXHIBIT A

The undersigned, EJF Capital LLC, a Delaware limited liability company, Emanuel J. Friedman, EJF Debt Opportunities Master Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands, EJF Debt Opportunities GP, LLC, a Delaware limited liability company, EJF Debt Opportunities Master Fund II, LP, an exempted limited partnership organized under the laws of the Cayman Islands, EJF Debt Opportunities II GP, LLC, a Delaware limited liability company, EJF Tactical Opportunities Fund LP, an exempted limited partnership organized under the laws of the Cayman Islands, EJF Tactical Opportunities GP LLC, a Delaware limited liability company, EJF European Financial Fund, a fund established under the laws of the Republic of Ireland, and EJF Funding Designated Activity Company, a designated activity company organized under the laws of the Republic of Ireland, hereby agree and acknowledge that the information required by this Amendment No. 2 to Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  February 25, 2022

EJF CAPITAL LLC
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EMANUEL J. FRIEDMAN
By:	/s/ Emanuel J. Friedman
	Name:	Emanuel J. Friedman

EJF DEBT OPPORTUNITIES MASTER FUND, L.P.
By: Its:	EJF DEBT OPPORTUNITIES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF DEBT OPPORTUNITIES GP, LLC
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF DEBT OPPORTUNITIES MASTER FUND II, LP
By: Its:	EJF DEBT OPPORTUNITIES II GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF DEBT OPPORTUNITIES II GP, LLC
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF TACTICAL OPPORTUNITIES FUND LP
By: Its:	EJF TACTICAL OPPORTUNITIES GP LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF TACTICAL OPPORTUNITIES GP LLC
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF FUNDING DESIGNATED ACTIVITY COMPANY
By: Its:	EJF CAPITAL LLC Manager
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF EUROPEAN FINANCIAL FUND
By: Its:	EJF CAPITAL LLC Manager
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel